Exhibit 99.1

Femasys Announces Financial Results for Quarter Ended September 30, 2026 and Provides Corporate Update

-- $30 million private placement supports commercial team build-out to drive U.S. sales growth; Q3 U.S. sales increased slightly despite significant funding constraints prior to mid-August financing --

ATLANTA, November 13, 2026 – Femasys Inc. (NASDAQ: FEMY), a leading biomedical innovator developing transformative fertility and non-surgical permanent birth control solutions designed to improve the standard of care, expand access, and reduce costs for women worldwide, announces its financial results for the quarter ended September 30, 2026 and provides a corporate update.

Corporate Highlights from 3Q 2026 to date

•
Completed $30 million private placement with potential total proceeds of up to $85 million upon full cash exercise of warrants, to build-out the U.S. commercial team needed to support revenue growth following recent availability of the FemaSeed® fertility portfolio to OB/GYNs, and to fund the FemBloc® pivotal trial to support U.S. approval.

•	Highlights for the FemaSeed Fertility Portfolio (Diagnostics: FemVue® for her and SpermVueTM for him; first-step treatment: FemaSeed and FemSperm®):
o	Announced a partnership with both UNC Health and Minnesota Women’s Care to introduce the entire portfolio across its OB/GYN practice locations.
o	Announced a partnership with CapexMD to expand patient access through financing solutions and SandsRx Pharmacy for medications to support treatment timing.
•	Highlights for FemBloc Permanent Birth Control:
o	Issuance of patents in the U.S. and key international markets that expand intellectual property protection for the blended polymer component.
o	Received FDA approval of the modular premarket approval (PMA) submission approach.
o	Announced the number of actively enrolling sites in the FINALE trial to support U.S. approval doubled to twelve sites.

“We maintained a lean team and tightly managed resources as we prioritized financing from long-term institutional investors. Closing the $30 million in financing in mid-August 2026 represents an important turning point for Femasys,” said Kathy Lee-Sepsick, Founder and Chief Executive Officer of Femasys. “With U.S. fertility rates at historic lows, there is an urgent need to bring treatment to the OB/GYN office, where women already seek care. Our portfolio enables these physicians to offer a complete pathway from diagnostics through first-step treatment, supported by partnerships that simplify access to patient financing and fertility medications. Since closing the financing, we have been successfully recruiting commercial professionals with deep OB/GYN expertise and established relationships. Healthcare system partnerships and initial sales achieved with limited resources demonstrate the commercial potential of our comprehensive fertility portfolio. These results and commercial recruitment progress give us strong confidence that deploying our team in target U.S. territories will broaden adoption and drive revenue growth.”

Financial Results for Quarter Ended September 30, 2026

•
Sales in the U.S. increased slightly to $347,039 in 2026 from $336,594 in 2025, while overall sales decreased by $324,797, or 44.5%, to $404,597 from $729,394. The overall decline was anticipated and reflects the timing of international FemBloc orders, consistent with distributors’ customary bulk-ordering practices. Distributors are utilizing existing inventory to support FemBloc post-market studies, with reorders expected after those studies are completed.

•
Research and development expenses increased by $560,905, or 40.6%, to $1,942,927 in 2026 compared to $1,382,022 in 2025, primarily reflecting the transition of development products into inventory to support commercialization during 2025, and increased clinical costs and compensation costs during 2026.

•
Net loss was $4,564,815, or ($0.53) per basic and diluted share attributable to common stockholders, for the quarter ended September 30, 2026, compared to a net loss of $4,194,821, or ($2.05) per basic and diluted share attributable to common stockholders, for the quarter ended September 30, 2025.

Financial Results for Nine Months Ended September 30, 2026

•
Sales in the U.S. increased slightly to $1,038,997 in 2026 from $1,015,168 in 2025, while overall sales decreased by $318,613, or 21.5%, to $1,161,313 from $1,479,926. The overall decline was anticipated and reflects the timing of international FemBloc orders, consistent with distributors’ customary bulk-ordering practices. Distributors are utilizing existing inventory to support FemBloc post-market studies, with reorders expected after those studies are completed.

•
Research and development expenses decreased by $565,717, or 9.8%, to $5,199,206 in 2026 compared to $5,764,923 in 2025, primarily reflecting lower compensation costs, regulatory fees and outside consultant costs, partially offset by increased clinical costs and material and development costs.

•
Net loss was $8,187,810, or ($1.59) per basic and diluted share attributable to common stockholders, for the nine months ended September 30, 2026, compared to a net loss of $14,677,582, or ($9.25) per basic and diluted share attributable to common stockholders, for the nine months ended September 30, 2025.

•	Cash and cash equivalents as of September 30, 2026, were approximately $23.9 million and the Company had an accumulated deficit of approximately $154.0 million.

For more information, please refer to the Company’s Form 10-Q filed November 13, 2026, which can be accessed on the SEC website.

FEMASYS INC.
Condensed Balance Sheets
(unaudited)

Assets	September 30, 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$23,913,946	9,266,353
Accounts receivable, net	233,778	616,600
Inventory	6,166,371	5,740,249
Prepaid and other current assets	893,098	833,133
Total current assets	31,207,193	16,456,335
Property and equipment, at cost:
Leasehold improvements	1,238,886	1,238,886
Office equipment	91,610	78,155
Furniture and fixtures	424,586	417,876
Machinery and equipment	3,125,855	3,065,713
Construction in progress	991,124	897,885
	5,872,061	5,698,515
Less accumulated depreciation	(3,991,222)	(3,802,940)
Net property and equipment	1,880,839	1,895,575
Long-term assets:
Lease right-of-use assets, net	952,796	1,297,121
Intangible assets, net of accumulated amortization	99,902	134,914
Other long-term assets	946,928	940,232
Total long-term assets	1,999,626	2,372,267

Total assets	$35,087,658	20,724,177

(continued)

FEMASYS INC.
Condensed Balance Sheets
(unaudited)

Liabilities and Stockholders’ Equity	September 30, 2026	December 31, 2025
Current liabilities:
Accounts payable	$$1,958,546	1,830,124
Accrued expenses	855,377	1,265,773
Note payable	292,229	—
Clinical holdback – current portion	29,250	52,644
Operating lease liabilities – current portion	465,960	487,624
Total current liabilities	3,601,362	3,636,165
Long-term liabilities:
Clinical holdback – long-term portion	58,179	52,370
Convertible notes payable, net	3,717,653	3,178,864
Conversion option liability	—	2,014,000
Warrants liabilities	—	4,943,000
Operating lease liabilities – long-term portion	682,302	1,030,476
Total long-term liabilities	4,458,134	11,218,710
Total liabilities	8,059,496	14,854,875
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par, 200,000,000 shares authorized, 8,662,139 shares issued and 8,656,277 shares outstanding as of  September 30, 2026; and 2,986,116 shares issued  and 2,980,254 shares outstanding as of December 31, 2025

	8,662	2,986
Treasury stock, 5,862 common shares	(60,000)	(60,000)
Warrants	19,023,695	5,246,150
Additional paid-in capital	162,069,759	146,506,310
Accumulated deficit	(154,013,954)	(145,826,144)
Total stockholders’ equity	27,028,162	5,869,302

Total liabilities and stockholders' equity	$35,087,658	20,724,177

FEMASYS INC.
Condensed Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Sales	$404,597	729,394	1,161,313	1,479,926
Cost of sales (excluding depreciation expense)	187,496	293,838	488,538	569,275

Operating expenses:
Research and development	1,942,927	1,382,022	5,199,206	5,764,923
Sales and marketing	943,002	1,143,805	3,552,755	3,037,349
General and administrative	1,704,091	1,477,800	5,418,059	4,817,485
Depreciation and amortization	77,091	85,697	242,172	256,835
Total operating expenses	4,667,111	4,089,324	14,412,192	13,876,592
Loss from operations	(4,450,010)	(3,653,768)	(13,739,417)	(12,965,941)
Other income (expense):
Interest income	85,610	17,315	155,131	53,488
Change in fair value of Conversion Option liability	—	—	1,732,413	—
Change in fair value of Warrants liabilities	—	—	4,228,000	—
Interest expense	(200,415)	(532,073)	(563,072)	(1,483,022)
Other expense	—	(26,295)	—	(286,295)
Total other income (expense), net	(114,805)	(541,053)	5,552,472	(1,715,829)
Loss before income taxes	(4,564,815)	(4,194,821)	(8,186,945)	(14,681,770)
Income tax expense (benefit)	—	—	865	(4,188)
Net loss	$(4,564,815)	(4,194,821)	(8,187,810)	(14,677,582)

Net loss attributable to common stockholders	$(4,564,815)	(4,194,821)	(8,187,810)	(14,677,582)

Basic and diluted loss per share	$(0.53)	(2.05)	(1.59)	(9.25)

Weighted-average common shares and pre-funded warrants outstanding, basic and diluted	8,660,381	2,050,761	5,136,109	1,586,992

About Femasys Inc.

Femasys is a leading biomedical innovator developing transformative fertility and non-surgical permanent birth control solutions designed to improve the standard of care, expand access, and reduce costs for women worldwide. The Company is focused on commercializing its fertility portfolio, led by FemaSeed® Intratubal Insemination, together with complementary diagnostic and sperm preparation products, in the U.S. and key international markets. Femasys is also advancing FemBloc®, its non-surgical, in-office permanent birth control solution, toward U.S. FDA approval through the ongoing FINALE pivotal trial (NCT05977751). FemBloc received regulatory approvals in Europe, the UK and New Zealand in 2025, supporting commercialization through strategic partnerships in select international markets. Femasys’ portfolio is supported by broad intellectual property protection and clinical data demonstrating favorable safety, encouraging effectiveness results, and high patient and practitioner satisfaction.

Learn more at www.femasys.com, or follow us on X, Facebook and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “suggests,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to obtain regulatory approvals for our FemBloc product candidate; develop and advance our current FemBloc product candidate and successfully enroll and complete the clinical trial; the ability of our clinical trial to demonstrate safety and effectiveness of our product candidate and other positive results; estimates regarding the total addressable market for our products and product candidate; our ability to commercialize our products and product candidate, our ability to establish, maintain, grow or increase sales and revenues, or the effect of delays in commercializing our products, including FemaSeed; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2025, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

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Contacts:
IR@femasys.com
Media@femasys.com